Exhibit (d)(7)

PRIVILEGED AND CONFIDENTIAL
Execution Version

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of September 10, 2024, by and between Sterling Karpos Holdings, LLC, a Delaware limited liability company (“TopCo”), and the Person set forth on the signature page hereto (the “Rollover Investor”). Capitalized terms used and not otherwise defined herein have the meanings given to those terms in the Merger Agreement (as defined below).

WHEREAS, Keypath Education International, Inc., a Delaware corporation (the “Company”), Karpos Intermediate, LLC, a Delaware limited liability company (“Parent”), and Karpos Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are party to an Agreement and Plan of Merger, dated as of May 23, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), on and subject to the terms and conditions in the Merger Agreement;

WHEREAS, as of the date hereof, the Rollover Investor is the record and beneficial owner of the number of shares of Company Common Stock set forth below the caption “Shares of Company Common Stock” on the Rollover Investor’s signature page hereto; and

WHEREAS, the Rollover Investor desires to make an investment in TopCo having a value equal to the amount set forth on the Rollover Investor’s signature page hereto below the caption “Rollover Amount” (such amount, the “Rollover Amount”), which shall be calculated based on the applicable portion of the Transaction Consideration that would otherwise be payable to the Rollover Investor on the Closing Date in respect of the number of shares of Company Common Stock set forth on the Rollover Investor’s signature page hereto below the caption “Rollover Shares” (such shares, the “Rollover Shares”), which investment will be made by means of a contribution of the Rollover Shares in exchange for Class A-2 Units of TopCo (the “TopCo Units”) of equivalent value.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, TopCo and the Rollover Investor hereby agree as follows:

1. Contribution and Exchange.

(a) At the closing of the transactions contemplated by this Section 1(a) (the “Contribution Closing”), and subject to the terms and conditions of this Agreement, the Rollover Investor shall contribute to TopCo the Rollover Shares. Such contribution of Rollover Shares shall be free and clear of all Liens (other than restrictions on transfer arising under any securities Laws), and in exchange therefor, TopCo shall issue to the Rollover Investor 170.00255 TopCo Units at a price per TopCo Unit of US$1,000.00 (which shall equal the price per Class A-1 Unit of TopCo paid by AVI Mezz Co., L.P. (or its applicable Affiliates) (individually and collectively, the “Sponsor”) for Class A-1 Units of TopCo acquired in connection with the transactions contemplated by the Merger Agreement).

(b) The contribution of Rollover Shares in exchange for the TopCo Units pursuant to Section 1(a) (the “Contribution”) is intended to be treated as a contribution to a partnership in exchange for partnership interests described in Section 721 of the Internal Revenue Code of 1986, as amended. The parties hereto shall not take any position inconsistent with such Tax treatment (whether in audits, Tax proceedings, Tax Returns, or otherwise) unless otherwise required by applicable Law.

(c) The Rollover Investor hereby acknowledges and agrees that, in accordance with the terms of this Agreement, the Rollover Shares, along with all rights and interests therein, shall belong to TopCo. The Rollover Investor hereby authorizes TopCo to instruct the Paying Agent to withhold any Transaction Consideration payment such Rollover Investor would have otherwise been entitled to in respect of the Rollover Shares on the Closing Date had such Rollover Investor not contributed its Rollover Shares to TopCo. The Rollover Investor hereby acknowledges and agrees that the Rollover Investor will not receive any cash payment for the Rollover Shares under the Merger Agreement.

2. Closing; Termination. The Contribution Closing shall occur immediately prior to the consummation of the transactions contemplated by the Merger Agreement (but is contingent on its occurrence). If the consummation of the transactions contemplated by the Merger Agreement does not occur for any reason, or the Merger Agreement is validly terminated in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates, stockholders, general partners, limited partners, members, directors, officers, managers, trustees, employees, agents, consultants or Representatives will have any liability or obligation under this Agreement.

3. Representations and Warranties of the Rollover Investor. The Rollover Investor represents and warrants to TopCo that the following statements are true and correct:

(a) The Rollover Investor has good and valid title to, and is the owner of record of the Rollover Shares, free and clear of all restrictions on transfer and other Liens (other than those arising under federal and state securities Laws). Other than the Company Stock Plan and any Company Equity Awards granted thereunder to the Rollover Investor, the Rollover Investor is not a party to any proxy, voting agreement, voting trust, stockholders agreements or other similar arrangement with respect to any outstanding shares of capital stock of the Company.

(b) The execution, delivery and performance by the Rollover Investor of this Agreement does not and will not (i) violate any Law applicable to or binding upon the Rollover Investor, (ii) require any consent (other than as previously obtained) or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Rollover Investor, or to a loss of any benefit to which the Rollover Investor is entitled under any provision of any agreement or other instrument binding upon the Rollover Investor or any of his, her or its assets or properties or (iii) result in the creation or imposition of any Lien on any property or asset of the Rollover Investor.

(c) The TopCo Units will be acquired for the Rollover Investor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), any applicable state securities Laws or the terms of this Agreement or the terms to be set forth in the Amended and Restated Limited Liability Company Agreement of TopCo, effective as of the Closing Date (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “LLC Agreement”), by and among TopCo and the members of TopCo, and such TopCo Units will not be disposed of in contravention of any such Laws or the terms to be set forth in the LLC Agreement.

(d) The Rollover Investor is able to bear the economic risk of the investment in the TopCo Units for an indefinite period of time, and the Rollover Investor understands that the transfer of the TopCo Units is subject to the Securities Act, applicable state securities Laws and the transfer restrictions to be contained in the LLC Agreement and have not been registered under the Securities Act.

(e) The Rollover Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the TopCo Units and has had access to such other information regarding the exchange of the Rollover Shares and issuance of the TopCo Units contemplated hereby as the Rollover Investor has requested.

(f) This Agreement constitutes the legal, valid and binding obligation of the Rollover Investor, enforceable against the Rollover Investor in accordance with its terms (except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity), and the execution, delivery, and performance of this Agreement does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Rollover Investor is a party or any Law to which the Rollover Investor is subject.

(g) The Rollover Investor is an “Accredited Investor” as that term is defined in Regulation D under the Securities Act. The Rollover Investor considers himself or herself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the TopCo Units. The Rollover Investor acknowledges and understands that an investment in the TopCo Units involves substantial risks, and the Rollover Investor is able to bear the economic risks of an investment in the TopCo Units pursuant to the terms hereof, including the complete loss of the Rollover Investor’s investment in the TopCo Units.

(h) The Rollover Investor has not been subject to any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event (“Disqualifying Event”) that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of TopCo’s use of the Rule 506 exemption.  A description of each Disqualifying Event is set forth on Exhibit A attached hereto.  The Rollover Investor will immediately notify TopCo in writing if the Rollover Investor becomes subject to a Disqualifying Event at any date after the date hereof.  In the event that the Rollover Investor becomes subject to a Disqualifying Event at any date after the date hereof, the Rollover Investor agrees and covenants to use his or her reasonable efforts to coordinate with TopCo (i) to provide documentation as reasonably requested by TopCo related to any such Disqualifying Event and (ii) to implement a remedy to address the Rollover Investor’s changed circumstances such that the changed circumstances will not affect in any way TopCo’s ongoing and/or future reliance on the Rule 506 exemption under the Securities Act.

(i) The Rollover Investor has not employed any investment banker, broker or finder or incurred any actual or potential liability or obligation, whether direct or indirect, for any brokers’ fees or finders’ fees in connection with the transactions contemplated by this Agreement, for which TopCo or any of its Subsidiaries (as defined in the LLC Agreement) may have any liability.

(j) The Rollover Investor acknowledges that TopCo will rely upon the accuracy and truth of the foregoing representations in this Section 3 and hereby consents to such reliance.

(k) Notwithstanding anything contained in this Agreement to the contrary, the Rollover Investor acknowledges and agrees that none of TopCo, the Company or any of their respective Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or representatives or advisors, has made or will make any representations or warranties whatsoever with respect to the transactions contemplated by this Agreement, express or implied, beyond those expressly given by TopCo in Section 4. Without limiting the generality of the foregoing, the Rollover Investor acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been or will be made available to the Rollover Investor or any of his, her or its representatives. The Rollover Investor further acknowledges that none of TopCo, the Company or any of their respective Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or representatives or advisors, shall have or be subject to any liability to the Rollover Investor or any other Person resulting from the issuance of the TopCo Units to the Rollover Investor, or the Rollover Investor’s use of or reliance on, any information regarding TopCo or the Company or their respective Subsidiaries furnished or made available to the Rollover Investor and his, her or its representatives in connection with the transactions contemplated hereby, except as expressly set forth in this Agreement and applicable securities Laws. The Rollover Investor acknowledges and agrees that the Rollover Investor has been advised in writing to obtain legal counsel to represent the Rollover Investor in connection with the Rollover Investor’s evaluation of the investment in TopCo, the risks associated with such investment and all other matters relating to such investment and that the Rollover Investor has not been represented or advised by the Sponsor, the Company or any of their respective Affiliates or Kirkland & Ellis LLP on any matter concerning the Rollover Investor’s investment in TopCo, including the structure of the investment, the Tax consequences of such investment or any other risks associated with such investment.

4. Representations and Warranties of TopCo. TopCo represents and warrants to the Rollover Investor that the following statements are true and correct:

(a) TopCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business and in good standing in every jurisdiction in which the failure to do so would not, or would reasonably be expected not to, have a material adverse effect on the assets, operations, business or financial condition of TopCo. TopCo possesses all requisite limited liability company power and authority necessary to execute and deliver and to perform its obligations and carry out the transactions contemplated by this Agreement.

(b) When issued pursuant to this Agreement, all of the TopCo Units will be duly authorized and validly issued and outstanding, and will be free and clear of all restrictions on transfer and other Liens (other than restrictions on transfer to be set forth in the LLC Agreement and arising under federal and state securities Laws).

(c) The execution, delivery and performance by TopCo or its officers of this Agreement and the offer, sale and issuance of the TopCo Units have been duly authorized by TopCo. This Agreement constitutes a legal, valid and binding obligation of TopCo, enforceable against TopCo in accordance with its terms (except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity), and the execution, delivery, and performance of this Agreement does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which TopCo is a party or any judgment, order, or decree to which TopCo is subject.

(d) As of the Contribution Closing, TopCo will be a holding company formed solely for the purpose of holding an indirect interest in the Company and will not have engaged in any trade, business or similar activity. Except for those obligations or liabilities incurred in connection with its incorporation, organization and capitalization and the transactions contemplated by the Merger Agreement, this Agreement and each other Exhibit, Schedule or agreement contemplated hereby or thereby (the “Transaction Documents”), TopCo has not incurred, and will not have incurred as of the Contribution Closing, directly or indirectly, any liabilities or engaged in any business activities of any type or kind.

(e) Notwithstanding anything contained in this Agreement to the contrary, TopCo acknowledges and agrees that none of the Rollover Investor, its Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or representatives or advisors, have made or will make any representations or warranties whatsoever with respect to the transactions contemplated by this Agreement, express or implied, beyond those expressly given by the Rollover Investor in Section 4, in the Merger Agreement or in any other Transaction Document.

5. Other Agreements.

(a) In connection with the consummation of the transactions contemplated by this Agreement, the Rollover Investor shall enter into the LLC Agreement in substantially the form attached as Exhibit B hereto, and the TopCo Units shall be subject to the terms and restrictions under the LLC Agreement.

(b) At the Contribution Closing, to the extent the Rollover Shares are represented by physical stock certificate(s), the Rollover Investor shall deliver to TopCo the stock certificates or affidavit of lost certificates representing the Rollover Shares, accompanied by a duly executed stock power.

(c) Prior to the Contribution Closing, the Rollover Investor shall provide to TopCo a properly completed and duly executed Internal Revenue Service Form W-9, or applicable Internal Revenue Service Form W-8.

(d) The TopCo Units are non-certificated and the Rollover Investor’s ownership shall be recorded on the Schedule of Units on file in the books and records of TopCo upon the consummation of the Contribution Closing.

(e) Each party hereto agrees that the information set forth in this Agreement shall be treated as confidential information to be disclosed only between TopCo, on the one hand, and the Rollover Investor, on the other hand, other than (i) as will be set forth in the LLC Agreement, (ii) to their respective attorneys, accountants, consultants and other professionals to the extent necessary for such individuals to perform their services and (iii) to any Affiliate of any party hereto. Accordingly, other than as will be set forth in the LLC Agreement, the Rollover Investor shall not have the right to demand to review or to receive disclosure of the information pertaining to any other Person’s investment in TopCo.

6. Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder by either party shall, in every case, be in writing and shall be deemed properly served (a) when delivered, if delivered by hand or by a nationally recognized overnight courier service or (b) when sent by electronic mail during a business day (or on the next business day if sent after 5:00 pm Central Time on such business day or on any non-business day), in each case to the other party at the addresses set forth below:

If to TopCo:

c/o Sterling Partners
167 N. Green St., 4th Floor
Chicago, IL 60607
Attention: Office of General Counsel
Email: aepstein@sterlingpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
Attention: Steven V. Napolitano, P.C.
Email: steven.napolitano@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Peter Seligson, P.C.
Email: peter.seligson@kirkland.com

If to the Rollover Investor, to the address set forth on the signature page hereto of the Rollover Investor.

or such other address as may hereafter be specified by notice given by either party to the other party. Rollover Investor shall promptly notify TopCo of any change in the address set forth on the signature page.

7. General Provisions.

(a) Amendment and Waiver. This Agreement may be amended or modified only by an instrument in writing executed by TopCo and the Rollover Investor. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

(b) Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Signatures to this Agreement may be transmitted electronically (including by .pdf or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

(c) Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permissible assigns, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation. Neither party shall assign this Agreement without the written consent of the other party; provided, that TopCo may assign this Agreement to any of its Affiliates; provided, further, that no assignment shall release TopCo of any of its obligations or liabilities under this Agreement.

(d) Governing Law and Jurisdiction; Waiver of Jury Trial; Consent to Jurisdiction and Service of Process.

(i) This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware.

(ii) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(iii) Any Action arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Delaware, and each party hereto waives any objection which such party may now or hereafter have to the laying of the venue of any such Action, and irrevocably submits to the jurisdiction of any such court in any such Action.

(e) Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties hereto agrees that, without posting bond or similar undertaking, prior to the termination of this Agreement in accordance with its terms, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any Action commenced pursuant to this Agreement in addition to any other remedy to which such party may be entitled under this Agreement, at law or in equity. Each party hereto further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.

(f) Survival; Entire Agreement. All representations and warranties contained herein will survive the execution and delivery of this Agreement and the LLC Agreement, the consummation of the Merger, and the transfer by the Rollover Investor of any TopCo Units, and may be relied upon by TopCo and any of their respective successors and assigns for all purposes. The agreement of the parties that is comprised of this Agreement (including all Exhibits hereto) and the Transaction Documents sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications, whether oral or written, relating to the subject matter of this Agreement.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled in accordance with the terms hereof to the greatest extent possible.

(h) Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

(i) Expenses. Except as expressly provided herein, each party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the transactions contemplated hereby.

(j) Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Further Assurances. Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by any other party in order to consummate or implement the transactions contemplated hereby.

*    *   *    *   *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Sterling Karpos Holdings, llc

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	President

[Signature Page to Contribution and Exchange Agreement]

ROLLOVER INVESTOR

Signature:	/s/ Eric Israel
Printed Name:	Eric Israel

Notice address:

Personal Email:

Shares of Company Common Stock:
576,843 shares of Company Common Stock

Rollover Shares:

288,421 shares of Company Common Stock

Rollover Amount:

AU$250,926.27

[Signature Page to Contribution and Exchange Agreement]

EXHIBIT A

Each of the enumerated instances below is a “Disqualifying Event” for the purposes of Section 3(h).  Capitalized terms used but not defined in this Exhibit A have the meanings given to them in the Agreement.  A Rollover Investor has been subject to a Disqualifying Event if the Rollover Investor:

(1)	has been convicted within ten years of the date hereof and the Closing Date of any felony or misdemeanor (i) in connection with the purchase or sale of any security, (ii) involving the making of any false filing with the U.S. Securities and Exchange Commission (the “SEC”) or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(2)	is subject to any order, judgment or decree of any court of competent jurisdiction entered within five years of the date hereof and the Closing Date that presently restrains or enjoins the Rollover Investor from engaging or continuing to engage in any conduct or practice (i) in connection with the purchase or sale of any security, (ii) involving the making of any false filing with the SEC or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(3)	is subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that (i) as of the date hereof and the Closing Date, bars the Rollover Investor from (A) association with an entity regulated by such commission, authority, agency or officer, (B) engaging in the business of securities, insurance or banking or (C) engaging in savings association or credit union activities or (ii) constitutes a final order based on a violation of any Law or regulation that prohibits fraudulent, manipulative or deceptive conduct entered within ten years of the date hereof and the Closing Date;

(4)	is subject to any order of the SEC pursuant to Section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or Section 203(e) or (f) of the Investment Advisers Act of 1940 that as of the date hereof and the Closing Date (i) suspends or revokes the Rollover Investor’s registration as a broker, dealer, municipal securities dealer or investment adviser, (ii) places limitations on the activities, functions or operations of the Rollover Investor or (iii) bars the Rollover Investor from being associated with any entity or from participating in the offering of any penny stock;

[Exhibit A to Contribution and Exchange Agreement]

(5)	is subject to any order of the SEC entered within five years of the date hereof and the Closing Date that presently orders the Rollover Investor to cease and desist from committing or causing a violation or future violation of (i) any scienter-based anti-fraud provision of the federal securities Laws or (ii) Section 5 of the Securities Act;

(6)	is, as of the date hereof and the Closing Date, suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7)	has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within five years of the date hereof and the Closing Date, was the subject of a refusal order, stop order or order suspending the Regulation A exemption, or is presently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(8)	is subject to a United States Postal Service false representation order entered within five years of the date hereof and the Closing Date or is presently subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

[Exhibit A to Contribution and Exchange Agreement]

EXHIBIT B

Form of LLC Agreement

(See attached.)

[Exhibit B to Contribution and Exchange Agreement]